Exhibit 4.2

CONFORMED COPY

NTL CABLE PLC

THE GUARANTORS NAMED HEREIN

9.75% SENIOR NOTES DUE 2014

8.75% SENIOR NOTES DUE 2014

8.75% SENIOR NOTES DUE 2014

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 5, 2006

THE BANK OF NEW YORK

TRUSTEE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 5, 2006 (this “First Supplemental Indenture”), by and among NTL Cable PLC, a public limited company registered in England and Wales with registered number 05061787 (the “Issuer”), the Guarantors listed on the signature pages hereto and such other Persons as may from time to time become a party to this Indenture as a guarantor as provided herein (together, the “Guarantors”), and The Bank of New York, a New York banking company, as trustee (the “Trustee”).

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of April 13, 2004, providing for the creation and issuance by the Issuer of its sterling-denominated 9.75% Senior Notes due 2014, U.S. dollar-denominated 8.75% Senior Notes due 2014, and euro-denominated 8.75% Senior Notes due 2014;

WHEREAS, the purpose of this First Supplemental Indenture is to amend certain provisions of the Indenture (the “Proposed Indenture Amendments”);

WHEREAS, Section 9.02 of the Indenture permits the Indenture to be amended for the purpose of making the Proposed Indenture Amendments;

WHEREAS, the Issuer has received the consent to the Proposed Indenture Amendments of Holders of a majority in principal amount of Notes outstanding as of the date hereof; and

WHEREAS, all capitalized terms that are not defined herein or in the Indenture shall have the meanings specified in the consent solicitation statement dated September 21, 2006 and attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this First Supplemental Indenture, and the Issuer, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

SECTION 1.  Proposed Amendments.

(A)          The Proposed Indenture Amendments are as follows:

(i)            Definitions.

(a)           Except as otherwise expressly provided or unless the context otherwise requires, the terms used herein shall have the meanings assigned to them in the Indenture.

(b)           The following definitions are hereby added to Section 1.01 of the Indenture or, if the relevant term is already defined in the Indenture, the following definitions replace the respective definitions in the Indenture:

“CCFC” means NTL Holdings Inc., a Delaware corporation, previously known as NTL Incorporated, also defined below as “Parent.”

“Note Guarantor” means Parent, each Intermediate Guarantor, the

Senior Subordinated Subsidiary Guarantor, each Additional Subsidiary Guarantor, and any additional Persons which become Guarantors hereunder.  The guarantee of the Notes by each Note Guarantor is referred to as a “Note Guarantee.”

“NTL Holding Company” means any Person, of which the Issuer is a Wholly Owned Subsidiary.

“NTL Incorporated” means a Delaware corporation, previously known as Telewest Global, Inc.

“Parent” means NTL Holdings Inc., a Delaware corporation, previously known as NTL Incorporated, also defined above as “CCFC.”

                (ii)           Amendment of Certain Provisions of Section 4.03 of the Indenture.

(a)           Paragraph (a) of Section 4.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

(a)           So long as the Notes are outstanding, the Issuer will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations, without cost to the Trustee (who, at the Issuer’s expense, will furnish by mail to the Holders); provided, however, that to the extent any reports are filed on the SEC’s website, such reports shall be deemed to be furnished to the Trustee and the Holders:

(1)           whether or not required by SEC rules and regulations, quarterly and annual reports of NTL Incorporated and, to the extent required by SEC rules and regulations, quarterly and annual reports of the Intermediate Guarantors, the Issuer and any Subsidiary Guarantor containing substantially the same information required to be contained in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, under the Exchange Act, including financial statements prepared in accordance with GAAP and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; provided, however, that only to the extent reasonably available, at any time that any of CCFC’s Subsidiaries are Unrestricted Subsidiaries, the quarterly and annual financial information required by this paragraph will include a presentation, either on the face of the financial statements, in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section, of the financial condition and results of operations of NTL Incorporated and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCFC; and

(2)           such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act, as in effect on the Closing Date.

The Issuer will also make available copies of all reports required by clauses (1) and (2) above on the website of NTL Incorporated and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, at the specified office of the Luxembourg Paying Agent.

To the extent that NTL Incorporated is at any time a Wholly Owned Subsidiary of another Guarantor, the Issuer may under this Section 4.03 deliver the reports of such Guarantor instead of the reports of NTL Incorporated.

                                                (iii)          Amendment of Certain Provisions of Section 4.07 of the Indenture.

                                                                (a)           Clause (A) of the seventh paragraph of Section 4.07(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

                                                (A)          to NTL Incorporated and its Subsidiaries in amounts required for NTL Incorporated and its Subsidiaries to pay taxes and other fees or amounts required to maintain its corporate existence and provide for other operating expenses in an aggregate amount of up to £30 million in any calendar year increasing to £50 million in any calendar year following any Merger Event;

                                                (iv)          Amendment of Certain Provisions of Section 4.11 of the Indenture.

                                                                (a)           The fourth through twelfth paragraphs of Section 4.11(b) (inclusive) are hereby amended and restated in their entirety to read as follows:

                                (4)           any issuance of securities, or other payments, awards or grants in cash, securities (including stock options and similar rights) or similar transfers to employees, directors and consultants of NTL Incorporated, Parent, CCFC, the Issuer, any other Restricted Subsidiary and any of their Subsidiaries pursuant to, or for the purpose of funding, employment arrangements, stock options and share ownership plans not to exceed £10 million in any calendar year,

                                (5)           any loans or advances, or Guarantees of third-party loans, to directors, officers, employees and consultants in the ordinary course of business in accordance with past practices of NTL Incorporated, Parent, CCFC, the Issuer or any other Restricted Subsidiary, as applicable, but in any event not to exceed £10 million in the aggregate outstanding at any one time,

                                (6)           the payment of reasonable fees and indemnities (including under customary insurance) to directors, officers and consultants of NTL Incorporated, Parent, CCFC, the Issuer, any other Restricted Subsidiary and any of their Subsidiaries,

                                (7)           any tax sharing agreement or arrangement and payments pursuant thereto between or among NTL Incorporated, Parent, any other NTL Holding Company, the Issuer and any other Restricted Subsidiaries not otherwise prohibited by this Indenture,

                                (8)           commercial transactions on arm’s-length terms entered into in the ordinary course of business of which the disinterested directors of the Issuer have been notified, or if there are no disinterested directors, the directors,

                                (9)           commercial contracts between CCFC, the Issuer or any other Restricted Subsidiary and any Broadcast Business Company entered into after the Closing Date, as in effect from time to time, that are (A) Broadcast Separation Transactions, (B) transactions pursuant to clause (2) of the last paragraph of the definition of “Indebtedness” or

(C) on arm’s-length terms or on a basis which the Issuer reasonably believes allocates costs fairly, entered into in the ordinary course of business of which the directors of the Issuers have been notified,

                                (10)         transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer, any NTL Holding Company or any of its Subsidiaries, so long as such Affiliates are treated no more favorably than holders of such Indebtedness or Capital Stock generally,

                                (11)         any agreement in effect on the Closing Date or any amendment or other modification thereto (so long as such amendment or other modification is not disadvantageous to the Holders in any material respect) or any transactions pursuant thereto,

                                (12)         the issuance and sale of Capital Stock (other than Disqualified Stock) of NTL Incorporated, Parent or CCFC to (A) any officer, director or consultant of CCFC, the Issuer, any other Restricted Subsidiary or any other NTL Holding Company pursuant to agreements outstanding on the Closing Date or entered into pursuant to clause (4) above, or (B) any NTL Holding Company or any Restricted Subsidiary,

                                (v)           Amendment of Certain Provisions of Article 13.07 of the Indenture.

                                                                (a)           Section 13.07 of the Indenture is hereby amended and restated to read in its entirety as follows:

                No director, officer, employee, incorporator or shareholder of NTL Incorporated, Parent, any Intermediate Guarantor, the Issuer, any Subsidiary Guarantor, or any Note Guarantor, as such, will have any liability for any obligations of NTL Incorporated, Parent, any Intermediate Guarantor, the Issuer, any Subsidiary Guarantor or other Note Guarantor under the Parent Guarantee, the Intermediate Guarantees, the Notes, the Subsidiary Guarantees, other Guarantees or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under U.S. Federal securities laws.

                                SECTION 2.  Miscellaneous.

                                (A)          Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

                                (B)           THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

                                (C)           All agreements of the Issuer and the Guarantors in this First Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee in this First Supplemental Indenture shall bind their respective successors.

(D)          In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(E)           The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement, binding on the parties hereto.

(F)           The titles and headings of the sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture, and shall in no way modify or restrict any of the terms or provisions hereof.

(G)           The Trustee shall not be responsible in any manner for or in respect of, and makes no representation as to, the validity, adequacy or sufficiency of this First Supplemental Indenture or the recitals contained herein, all of which recitals are made by the Issuer and the Guarantors solely.

(Signature pages follow.)

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

SIGNATURES

NTL CABLE PLC		NTL HOLDINGS INC.

By:	/s/ Robert Mackenzie	By:	/s/ James Mooney
Name: Robert Mackenzie		Name: James F. Mooney
Title: Director		Title: Director

NTL (UK) GROUP, INC.		NTL COMMUNICATIONS LIMITED

By:	/s/ Robert Mackenzie	By:	/s/ Robert Mackenzie
Name: Robert Mackenzie		Name: Robert Mackenzie
Title: Director		Title: Director

NTL INVESTMENT HOLDINGS LIMITED

By:	/s/ Robert Mackenzie
Name: Robert Mackenzie
Title: Director

THE BANK OF NEW YORK

By:	/s/ Emma Wilkes
Name: Emma Wilkes
Title: Vice President